[LETTERHEAD OF BDO SEIDMAN, LLP]


January 8, 1997

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC  20549

Gentlemen:

Today we were furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 14, 1996, which was filed by our former client, Electropharmacology, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP